Exhibit 3-a

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION OF

ITLINKZ GROUP, INC.

ItLinkz Group, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“GCL”), does hereby certify:

FIRST:  That by written consent in lieu of meeting dated October 15, 2007, the Board of Directors of the Corporation duly adopted resolutions setting forth proposed amendments of the Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and calling for the approval of the amendments by the stockholders.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended as follows:

By changing Article “First” thereof so that, as amended, said Article shall be and read as follows:

FIRST:  The name of the Corporation is China YCT International Group, Inc. (the “Corporation”).

By changing Article “Fourth” thereof so that, as amended, said Article shall be and read as follows:

FOURTH:

(a)

Authorized Shares.  The corporation is authorized to issue four classes of stock.  One class of stock shall be Common Stock, par value $.001; the second class of stock shall be Preferred Stock, par value $.001; the third class of stock shall be 12% Preferred Stock, par value $500.00; and the fourth class of stock shall be Series B Convertible Preferred Stock, par value $.001.  The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be set forth herein or as shall be expressed in the resolution or resolutions adopted by the board of directors after the date hereof providing for the issue of such stock and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications, limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

The total number of shares of stock of each class which the Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:

 Class

Par Value

Authorized Shares

Common

$0.001

100,000,000

Preferred

$0.001

    4,999,000

12% Preferred

$500.00

                45

Series B Preferred    $0.001

           1,000

        Totals:

105,000,045

(b)

12% Preferred Stock.  The 12% Preferred Stock shall have the following preferences, rights, qualifications, limitations and restrictions:  The 12% Preferred Stock shall be entitled to a 12% noncumulative dividend.  The 12 % Preferred Stock is entitled to a preference in liquidation up to the par value thereof.  The Corporation may, upon fifteen (15) days’ notice, redeem any or all of the 12% Preferred Stock by paying the full par value together with any accrued dividend due.  The 12% Preferred Stock shall be entitled to one vote per share at any meeting of the shareholders or in connection with the taking of a written consent.  The 12% Preferred Stock is convertible at the option of the holder into 333 shares of the Corporation’s Common Stock for each share of 12% Preferred Stock converted.

(c)

Series B Preferred Stock. Section 1.  Designation and Amount. There shall be a series of Preferred Stock, $.001 par value per share, designated as Series B Convertible Preferred Stock.  The number of shares constituting such series shall be 1000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series B Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series B Convertible Preferred Stock.

Section 2.  Dividends and Distributions.

(A) Ordinary Cash Dividends.  In the event the Corporation declares a dividend payable in cash to holders of any class of stock, the holder of each share of Series B Convertible Preferred Stock shall be entitled to receive a dividend equal in amount and kind to that payable to the holder of the number of shares of the Corporation's Common Stock into which that holder's Series B Convertible Preferred Stock could be converted on the record date for the dividend.

(B)  Ordinary Stock Dividends.  In the event the Corporation declares an ordinary dividend payable in stock to holders of any class of stock, the holder of each share of Series B Convertible Preferred Stock shall be entitled to receive a dividend equal in amount and kind to that payable to the holder of the number of shares of the Corporation’s Common Stock into which that holder's Series B Convertible Preferred Stock could be converted on the record date for the dividend.

(C) Liquidation.  Upon the liquidation, dissolution and winding up of the Corporation, the holders of the Series B Convertible Preferred Stock shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, before any amount shall be paid to the holders of Common Stock, the sum of One Cent ($.01) per share, after which the holders of Series B Convertible Preferred Stock shall share in the distribution with the holders of the Corporation’s Common Stock on a pari passu basis, except that in determining the appropriate distribution of available cash among the shareholders, each share of Series B Convertible Preferred Stock shall be deemed to have been converted into the number of shares of  Common Stock into which that holder’s Series B Convertible Preferred Stock could be converted on the record date for the distribution.

Section 3.  Voting Rights. The holders of shares of Series B Convertible Preferred Stock shall have the following voting rights:  Each share of Series B Convertible Preferred Stock shall entitle the holder thereof to cast on all matters submitted to a vote of the stockholders of the Corporation that number of votes which equals the number of shares of the Corporation’s Common Stock into which such holder's shares of Series B Convertible Preferred Stock are convertible, as determined under Part (c) Section 8 hereof, on the record date for the stockholder action.

Section 4.  Reacquired Shares. Any shares of Series B Convertible Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 5.  Redemption.  At any time after June 30, 2008, the Corporation shall be entitled to redeem the shares of Series B Convertible Preferred Stock by giving written notice to the registered holders thereof not less than 15 days nor more than 60 days prior to the redemption date.  Each such notice shall state (1) the redemption date, (2) the number of shares to be redeemed from each holder, and (3) the place where certificates for the Series B Convertible Preferred Stock are to be surrendered.  Upon surrender in accordance with said notice of certificates for the shares to be redeemed, such shares shall be redeemed at a price of $.001 per share.  Notice having been given, upon the redemption date (unless the Corporation shall default in paying the redemption price), said shares shall no longer be deemed to be outstanding.

Section 6. Voting on Amendment. The Certificate of Incorporation of the Corporation shall not be further amended, nor shall any resolution of the directors be adopted after the adoption of this Certificate of Designation that in any manner would materially alter or change the powers, preferences or special rights of the Series B Convertible Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least seventy-five percent of the outstanding shares of Series B Convertible Preferred Stock, voting together as a single class.

Section 7. No Impairment. The Corporation will not, by amendment of its Certificate  of Incorporation or adoption of a directors’ resolution or by any other means or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Incorporation and in the taking of all such action as may be  necessary or  appropriate in order to protect the Conversion Rights of the holders of the Series B Convertible Preferred Stock  against impairment.

Section 8. Conversion. The holders of the Series B Convertible Preferred Stock shall have the following rights with respect to the conversion of the Series B Convertible Preferred Stock into shares of the Corporation’s Common Stock (the "Conversion Rights"):

    (A) Conversion.  Subject to and in compliance with the provisions of this Part (c) Section 8, any shares of Series B Convertible Preferred Stock may at any time, at the option of the holder, be converted into fully paid and nonassessable shares of Common Stock (a “Conversion”).  The number of shares of Common Stock to which a holder of Series B Convertible Preferred Stock shall be entitled upon a Conversion shall be the product obtained by multiplying the number of shares of Series B Convertible Preferred Stock being converted by eight hundred nine thousand, eight hundred sixty six and twenty three hundredths (809,866.23) (“Adjustment Number”).

    (B)  Dividend Payable in Shares of Stock.  In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, then the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

    (C) Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, reorganization, or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Conversion Rights of Series B Convertible Preferred Stock shall at the same time be modified such that, upon Conversion of a share of Series B Convertible Preferred Stock, the holder shall receive the product of the Adjustment Number times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

(D)  Adjustment for Reclassification, Exchange and Substitution.  At any time or times the Common Stock issuable upon the conversion of the Series B Convertible Preferred Stock is changed into the same or a different number of shares of any class or classes of the Corporation’s stock, whether by recapitalization, combination, consolidation, reclassification or otherwise, in any such event the Adjustment Number shall be changed proportionately to the change in the number of shares of Common Stock resulting from the recapitalization, reclassification or other change.

(E) Mechanics of the Conversion.  Upon a Conversion, the holder of Series B Convertible Preferred Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation, together with a completed Notice of Conversion in form acceptable to the Corporation setting forth the name of the shareholder, the number of shares of Series B Convertible Preferred Stock to be converted, the name in which the Common Stock should be issued upon Conversion and the address to which the stock certificate so issued should be sent..  Thereupon, the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled.  The Conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series B Convertible Preferred Stock to be converted.  The person entitled to receive the shares of Common Stock issuable upon a Conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(F) Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Convertible Preferred Stock.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Convertible Preferred Stock,  the Corporation shall, at the request of any holder of Series B Convertible Preferred Stock,  take such corporate action as may, in the  opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

Section 9. Notices of Record Date.  Upon (i) any taking by the Corporation of a record of the  holders of any class of  securities for the purpose of determining  the holders thereof  who are  entitled to receive any dividend or other  distribution, or (ii) any sale of the Corporation, capital reorganization of the Corporation, any reclassification or recapitalization of the capital  stock of  the  Corporation,  or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each  holder of Series B Convertible Preferred Stock at least twenty (20) days  prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the  purpose of such  dividend or  distribution and a description of such  dividend or distribution,  (B) the date on which any such sale of the Corporation, reorganization, reclassification, recapitalization, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other  securities) for securities or other property deliverable  upon such sale of the Corporation, reorganization, reclassification, recapitalization, dissolution, liquidation or winding up.

Section 10.  Notices.  Any notice required by the provisions of this Certificate of Incorporation shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, or (iii) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

(d)

Reverse Split of Common Stock.    On November 23, 2007 at 6:00 p.m. Eastern Standard Time (the “Effective Time”) a reverse stock split (“Reverse Stock Split”) will occur, as a result of which each twenty eight (28) issued and outstanding shares of Common Stock of the Corporation (“Old Common Stock”) shall automatically, without further action on the part of the Corporation or any holder of such Common Stock, be reclassified and converted into one (1) share of the Corporation’s Common Stock (“New Common Stock”).  The Reverse Stock Split will be effected as follows:

i.

Following the Effective Time, each holder of a certificate(s) representing outstanding shares of the Corporation’s Old Common Stock (“Old Certificate(s)”) will be entitled to receive, upon surrender of such Old Certificate(s) to the Corporation’s transfer agent (the “Agent”) for cancellation, a certificate(s) (“New Certificate”) representing the number of shares of New Common Stock owned by such stockholder following the Reverse Stock Split.

ii.

From and after the Effective Time, Old Certificates shall confer no right upon the holders thereof other than the right to exchange them for the New Certificates pursuant to the provision hereof.

iii.

The Corporation will not issue fractional shares.  The number of shares to be issued to each shareholder will be rounded up to the nearest whole number if, as a result of the Reverse Stock Split, the number of shares owned by any shareholder would not be a whole number.

SECOND:  That thereafter, pursuant to resolution of the Board of Directors, stockholders of the Corporation representing the necessary number and class of shares as required by statute, acting by written consent in lieu of meeting in accordance with Section 228 of the GCL, consented to the adoption of said amendments by signing a written consent setting forth said amendment and delivered the signed consent to the Corporation as required by the provisions of said Section 228.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the GCL.

FOURTH:   That the effective date of this amendment shall be November 23, 2007.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 15th day of November, 2007.

_/s/ Yan Tinghe_______________

Yan Tinghe, Chief Executive Officer